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                                                                     Exhibit (J)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 43 to the registration statement on Form N-1A ("Registration Statement") of our report dated August 12, 2005, relating to the financial statements and financial highlights of the IXIS Cash Management Trust - Money Market Series (the "Fund"), which appears in the June 30, 2005 Annual Report to Shareholders of the Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Performance" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
August 29, 2005